                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-55571, Form S-8 No. 33-21505, Form S-4 No. 33-13243, Form S-8
No. 33-65242 and Form S-3 No. 33-50965 and amendments thereto) pertaining to the Nonemployee Directors' Stock Option Plan and certain ATH Option Plans, the Employee Stock Purchase Plan, the 1985 Beverly Nonqualified Stock Option Plan, the 1993 Long Term Incentive Stock Plan, and the Debt Securities of Beverly Enterprises, Inc., and in the related Prospectuses of our report dated February 3, 1995, with respect to the consolidated financial statements and schedule of Beverly Enterprises, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1994.

                                                               ERNST & YOUNG LLP

Little Rock, Arkansas
March 29, 1995